NATIONAL HEALTH INVESTORS, INC.

          NOTICE OF NINTH ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD MAY 24, 2000

To Our Stockholders:

     We cordially invite you to attend the Ninth Annual Meeting of the Stockholders (the "Meeting") of National Health Investors, Inc. (the "Company"). It will be held at City Center, 14th Floor, 100 Vine Street, Murfreesboro, Tennessee on Wednesday, May 24, 2000, at 4:30 p.m. C.D.T., for the following purposes:

     1.   To re-elect one director;

     2. To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2000;
and

     3. To transact such other business as may properly come before the Meeting or any continuances of it.

     The nominee for re-election as a director is Robert T. Webb.
He currently serves as a director of the Company.

     The Board of Directors has fixed the close of business on Friday, February 25, 2000, as the record date for the determination of stockholders who are entitled to vote at the Meeting, including any continuances.

     We encourage you to attend the Meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the re-election of Mr. Webb as a director and FOR ratification of the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2000. Please sign, date and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

                         By Order of the Board of Directors

                         Richard F. LaRoche, Jr.
                         Secretary
March 31, 2000
Murfreesboro, Tennessee




                NATIONAL HEALTH INVESTORS, INC.
                        100 Vine Street
                 Murfreesboro, Tennessee 37130

                        PROXY STATEMENT


              NINTH ANNUAL MEETING OF STOCKHOLDERS

                    TO BE HELD MAY 24, 2000

     The accompanying proxy is solicited by the Board of Directors of National Health Investors, Inc., (the "Company") to be voted at the Annual Meeting of the Stockholders to be held on Wednesday, May 24, 2000, commencing at 4:30 p.m. C.D.T. and at any continuances of the Meeting. The Meeting will be held at the City Center, 14th Floor, Murfreesboro, Tennessee. It is anticipated that this proxy material will be mailed on or about March 31, 2000, to all stockholders of record on February 25, 2000.

     A copy of the Annual Report of the Company for the year ended December 31, 1999, including financial statements, is also enclosed herewith. ADDITIONALLY, AND UPON YOUR WRITTEN REQUEST, WE WILL PROVIDE YOU A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO RICHARD F. LaROCHE, JR., SECRETARY, 100 VINE STREET, MURFREESBORO, TENNESSEE 37130. THERE IS NO CHARGE FOR THIS REPORT.

     You have the power and right to revoke the proxy at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation, or (ii) a proxy from you bearing a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person thereby canceling the proxy.

How We Count the Votes

* Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

* Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on Proposals I and II will have the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently.

* If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

* A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors, while the ratification of the appointment of the Company's independent accountants requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.

             VOTING SECURITIES AND PRINCIPAL HOLDERS

     The Board of Directors has fixed the close of business on February 25, 2000 as the record date. The outstanding voting securities of the Company as of December 31, 1999, consisted of 24,365,159 shares of common stock, par value $.01 per share ("Common Stock"). Stockholders of record as of the record date are entitled to notice of and to vote at the Meeting or any continuances. Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

     The following information is based upon filings made by the entities identified below with the Securities and Exchange
Commission: Except as set forth below, on December 31, 1999 no person was known to us to own beneficially more than 5% of the outstanding Common Stock:


                              Shares              Percent of
                              Beneficially        Outstanding
                              Owned at            Shares on
Name and Address              Dec. 31, 1999 (1)   Dec. 31, 1999
---------------------------------------------------------------
Franklin Resources, Inc.      2,443,915 (2)         10.0%
777 Mariners Island Blvd.
P. O. Box 7777
San Mateo, CA 94403-7777

Nicholas Fund, Inc.,          3,315,900 (3)          7.9%
Nicholas Company, Inc.
and Albert O. Nicholas
6002 North Highway 83
Hartland, WI 53029-8503

W. Andrew Adams               1,405,727              5.8%
100 Vine Street,
Suite 1400
Murfreesboro, TN 37130

(1) This is ownership for SEC purposes and not for purposes of real estate investment trust regulations.

(2) Franklin Resources, Inc. disclaims any economic interest or "beneficial ownership" of such securities, as disclosed in the most recently filed Schedule 13G with the Securities and Exchange
Commission.

(3) These securities are owned by an individual investor and by various mutual funds. For purposes of the reporting requirements of the Securities Exchange Act of 1934, The Nicholas Fund, Inc. is deemed to be a beneficial owner of such securities; however, The Nicholas Fund expressly disclaims that it is, in fact, the beneficial owner of such securities.


                            PROPOSAL I

                      ELECTION OF DIRECTORS

     Pursuant to our Articles of Incorporation, the directors have been divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. At the May 24, 2000 Meeting, one director will be elected to hold office for a term of three years or until his successor is duly elected and qualified.

     The nominee for election at the Meeting is Robert T. Webb, current director of the Company. Unless authority to vote for the election of director has been specifically withheld, your proxy holder intends to vote for the election of Mr. Webb to hold office as a director for a term of three years or until his successor has been duly elected and qualified.

     If the nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

     The following is information about the nominee, other board members and executive officers:


                                                Common Stock  Percent of
                                                Beneficially  Shares
                                                Owned at      Outstanding
Name             Age  Position   Director<1>    12/31/99<2>   12/31/99
------------------------------------------------------------------------
Robert T. Webb   55   Director    2000            100,671       *

Ted H. Welch     66   Director    2001             73,940       *

Jack Tyrrell     53   Director    2002             85,586       *

W. Andrew Adams  54   Director,   2002          1,405,727      5.8%
                      President

Robert G. Adams  53   Vice                        384,370      1.6%
                      President

Richard F.       54   Director,   2001            376,248      1.5%
  LaRoche, Jr.        Secretary

All Directors and Exec.                         2,426,542      9.9%
Officers as a group -6 people
---------------
*Less than 1%

<1> All directors were first elected in 1991.

<2> Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. Included in the amounts above are 56,000 shares to Mr. Tyrrell (which are held in trust for a family member), 70,000 shares to Mr. W. A. Adams, 50,000 to Mr. R. Adams, 45,000 to Mr. Webb, 54,000 to Mr. Welch, and 50,000 to Mr. LaRoche, of which all may be acquired upon the exercise of stock options granted under the Company's 1991 and 1997 Stock Option Plans.


   Robert T. Webb has served as a director of the Company since its inception in 1991. Mr. Webb is the owner of commercial buildings and rental properties in the Middle Tennessee area and is a subdivision developer. Mr. Webb is the President and sole owner of Webb's Refreshments, Inc., which has been in operation serving the Middle Tennessee area since 1976. He attended David Lipscomb College and received a B.A. in business marketing from Middle Tennessee State University in 1969.

   Jack Tyrrell has served as a director of the Company since its inception in 1991. Mr. Tyrrell is Managing Partner of Richland Ventures I, II, and III L.P., venture capital firms based in Nashville, Tennessee. He also currently serves as a General Partner of Lawrence, Tyrrell, Ortale & Smith I & II, venture capital partnerships based in Nashville, Tennessee and New York, New York.

   Ted H. Welch has served as a director of the Company since
its inception in 1991.   Mr. Welch is Chairman and Chief
Executive Officer of Eagle Communications. He also serves on the Board of Directors of American Constructors, Inc. and Southeast Service Corporation. Mr. Welch received a B.S. from the University of Tennessee at Martin and attended the Graduate School of Management at Indiana University.

   W. Andrew Adams has been President and a director of the Company since its inception in 1991. Mr. Adams has also been President and a director of National HealthCare Corporation ("NHC"), the Company's Investment Advisor, since 1974. Mr. Adams serves on the Board of Directors of David Lipscomb University in Nashville, Tennessee, SunTrust Bank in Nashville, Tennessee, and National Health Realty, Inc. He received an M.B.A. from Middle Tennessee State University.

   Richard F. LaRoche, Jr. has served as Vice President, Secretary and a director of the Company since its inception in 1991. Mr. LaRoche has also been General Counsel of NHC since 1971, Secretary of NHC since 1974 and Senior Vice President of NHC since 1986. He serves in similar positions with National Health Realty, Inc. He received a J.D. from Vanderbilt University and an A.B. from Dartmouth College. Mr. LaRoche is responsible for legal affairs, acquisitions, and finance for all three companies.

   Robert G. Adams has served as Vice President since 1997 and is also the brother of W. Andrew Adams. Mr. Adams is the Chief Operating Officer of NHC and serves on NHC's and NHR's Boards of Directors. He is responsible for oversight of all company due diligence reports and financial proformas. He received a B.S. degree from Middle Tennessee State University.

Board of Directors and Committees of the Board

   The Board of Directors held 4 meetings during 1999. All directors were present at the meetings of the Board and committees on which they served. The Board as a whole serves as the Audit Committee; however, the Compensation Committee did not meet in 1999 since it currently has no responsibilities. The Company contracts with NHC to act as its Investment Advisor, one responsibility of which is to employ and compensate all officers and employees.

   The Audit Committee, which met one time in 1999, selects the Company's independent accountants, fixes the compensation to be paid to such accountants, reports to the Board with respect to the scope of audit procedures, and determines compliance as to the Company's policies and procedures.


        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                     AND CERTAIN TRANSACTIONS
Cash Compensation

   Directors not affiliated with NHC, the Company's Investment Advisor, receive compensation for their Board service in the amount of $2,500 per meeting attended. The Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

   The Company's executive officers (W. Andrew Adams, Robert G. Adams and Richard F. LaRoche, Jr.) are also employees of NHC. Their compensation is determined solely by NHC, which allocates a portion of their annual compensation to the Company. Payment of the allocated amount by the Company is credited against the Advisory Fee paid to NHC. Neither W. Andrew Adams, Robert G. Adams, nor Richard F. LaRoche, Jr. have yet been allocated any compensation for 1999. W. Andrew Adams, Robert Adams, and Mr. LaRoche received $253,225, $202,000 and $202,995 respectively for compensation in 1998. W. Andrew Adams, Robert Adams, and Mr. LaRoche received $600,000, $400,000 and $400,000 respectively for compensation in 1997. Mr. W. Andrew Adams and Mr. LaRoche received $450,000 and $225,000 respectively for compensation in 1996. The Company paid no other perquisites or bonuses to its executive officers. Because NHC sets the salaries of the Company's three executive officers, the Company's Compensation Committee does not issue a Compensation Committee Report for its proxy statements.

Director and Officer Options

   The 1991 Option Plan (as amended in 1994) provided for an automatic grant to each non-employee director of an option to purchase 5,000 shares of Common Stock on the date of the Annual Stockholder's Meeting at the then fair market value. The 1997 Stock Option Plan increased that number to 15,000 shares per Annual Meeting.

   Both plans permit options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value. Unless otherwise specifically provided in the option agreement, no option shall be transferable other than by will, family gift, or the laws of descent and distribution. All shares which may be issued under either plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations. In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.


   Pursuant to the automatic grant provisions of the plans, the three non-employee directors have each received options to purchase shares at $25.38 in 1995, $33.50 in 1996, $36.00 in
1997, $39.88 in 1998, and $24.25 in 1999.  The outside directors have exercised all but 5,060 of the 1995 grants, 5,000 of the 1996 grants, and none of the 1997, 1998, and 1999 grants.

   On June 1, 1995, the Company awarded options on 100,000 shares at the then fair market value of $26.00 per share to key NHC employees. All have now been exercised. On January 15, 1997, the balance of the shares available under the 1991 Plan were granted to Key Employees at $36.00 per share. On October 26, 1999, the Company awarded options on 145,000 shares at the then fair market value of $14.50 per share to Key NHC Employees
from the 1997 Stock Option Plan.   None of the 1997 Stock Option
grants have been exercised. Of the 400,000 shares available under the 1991 and 1994 Plans, all but 20,800 have been granted. Of the 600,000 shares available under the 1997 Plan, 320,000 are available for future grants.

   Table A and B below set forth information regarding options which are outstanding, granted or exercised under the 1991 and 1997 Option Plans as of December 31, 1999, for the Company's three executive officers. Table C sets forth information regarding options outstanding and exercised during 1999 for the executive officers, all non-employee directors and all other NHC employees as a group. The Company has not granted any SARs.

                             TABLE A
         Option/SAR Grants in Last Fiscal Year [12-31-99]
                                                                 Potential
                                                                 Realizable
                                                                 Value at
                                                                 Assumed
                                                                 Annual Rates
                                                                 Of Stock Price
                                                                 Appreciation for
                Individual Grants                                Option Term
---------------------------------------------------------------------------------
                                Percent of
                    Number of   Total
                    Securities  Options/
                    underlying  SARs
                    option/     Granted to  Exercise
                    SARS        Employees   of Base   Expir-
                    Granted     in Fiscal   Price     ation
                    (#)         Year        ($/Sh)    Date        5%($)    10%($)
---------------------------------------------------------------------------------


W. Andrew Adams      30,000      21.7%       $14.50   10/2005   120,000   265,500
Robert G. Adams      20,000      13.8%       $14.50   10/2005    80,000   177,000
Richard F.           20,000      13.8%       $14.50   10/2005    80,000   177,000
  LaRoche, Jr.


                             TABLE B
       Aggregated Option/SAR Exercises in Last Fiscal Year
                   and FY-End Option/SAR Values

                                          Number of
                                          Securities
                                          Underlying    Value of
                                          Unexercised   Unexercised
                  Shares                  Options/      in-the-Money
                  Acquired                SARs at       Options/SARs
                  on          Value       Fiscal Year   at Fiscal
                  Exercise    Realized    -End (#)      Year-End ($)
Name              (#)         ($)         Exercisable   Exercisable
--------------------------------------------------------------------
W. Andrew Adams     -0-          -          70,000          4,800
Robert G. Adams     -0-          -          50,000          3,200
Richard F.          -0-          -          50,000          3,200


                                  TABLE C
                         Shares
                         Under     Expir-  Options
Name of Participant      Option:   ation   Exercised: Remaining  Exercise
                         1999      Date    1999       Options    Price
-------------------------------------------------------------------------
W. Andrew Adams          40,000   1/15/02     -0-      40,000     $36.00
                         30,000  10/25/05     -0-      30,000     $14.50

Richard F. LaRoche, Jr,  30,000   1/15/02     -0-      30,000     $36.00
                         20,000  10/25/05     -0-      20,000     $14.50

Robert G. Adams          30,000   1/15/02     -0-      30,000     $36.00
                         20,000  10/25/05     -0-      20,000     $14.50

All Executive Officers  100,000   1/15/02     -0-     100,000     $36.00
(3 persons)              70,000  10/25/05     -0-      70,000     $14.50

All Non-Employee          9,000   3/16/00    3,940      5,060     $25.38
Directors (3 persons)    10,000   3/21/01     -0-      10,000     $33.50
                         45,000   1/15/02     -0-      45,000     $36.00
                         45,000   3/30/03     -0-      45,000     $39.88
                         45,000   4/25/04     -0-      45,000     $24.25

All Other NHC Employees  21,490   1/15/02    6,416     15,074     $36.00
(11 persons)             75,000  10/25/05     -0-      75,000     $14.50


   The Company's grant or issuance of an incentive stock option under both the 1991 and 1997 Option Plans has no federal income tax consequences to either the Company or the optionee. Nor do any federal income tax consequences occur to either the Company or the optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased, pursuant to the exercise of the option and the amounts paid upon the option's exercise (the "Spread"), would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes. For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

   After exercising the option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the Spread. The Company would not be entitled to a deduction upon such a disposition. To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

   If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost. The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

   The Company has implemented an option exercise loan guaranty program, the purpose of which is to facilitate directors and Key Employees (of either NHI or the Investment Advisor) exercising options to purchase NHI common stock. Each director and Key Employee to whom options to purchase NHI common shares have been granted is eligible to have up to $100,000 per year of loans made from commercial banking institutions, the proceeds of which are used to exercise NHI options, guaranteed by NHI. The guarantee is structured as follows: Option holders must pledge to NHI 125% of the loan amount in publicly traded stock as additional collateral for the guarantee; the option holder must personally guarantee the loan to the bank and indemnify NHI for any loss or liability on its guaranty; the interest rate charged by the bank and all expenses pertaining to the loan are to be borne by the director or employee, and the maximum aggregate outstanding amount of loan guarantees is $5,000,000. Although the facility has a one year term, the guarantee will continue for five years, and is renewable at the discretion of the directors. The below table indicates the current amount of loans outstanding by directors of NHI individually and by all designated NHC employees collectively as of December 31, 1999.

                        Current         Maximum
                        Loan            Loan         Commercial Bank
                        Outstanding     Outstanding  Originating Loan
--------------------------------------------------------------------------
W. Andrew Adams                 -0-           -0-    N/A
Robert G. Adams                 -0-           -0-    SouthTrust Bank of TN
Richard F. LaRoche, Jr.         -0-    $  100,000    SouthTrust Bank of TN
Jack Tyrrell                    -0-           -0-    N/A
Robert T. Webb                  -0-           -0-    SouthTrust Bank of TN
Ted H. Welch                    -0-           -0-    SouthTrust Bank of TN
NHC Employees            $1,246,749    $1,246,749    SouthTrust Bank of TN


Section 16(a) Disclosure Compliance

   Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission (the SEC) and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

   To the Company's knowledge, based solely on the review of the copies of such forms received by it, the Company believes that during 1999 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with and filed.

Investment Advisor

   The Company has entered into an Advisory Administrative
Services and Facilities Agreement (the "Advisory Agreement") with
NHC as Advisor under which NHC will provide management and advisory services during the term of the Advisory Agreement.

   Under the terms of the Advisory Agreement, NHC, as Advisor, agrees to use its best efforts:

   a) To present to the Company a continuing and suitable investment program consistent with the investment policy of the Company as adopted by the directors from time to time;

   b) To manage the day-to-day affairs and operations of the Company, including the employment of and compensation to all personnel; and

   c) To provide administrative services and facilities appropriate for such management.

   In performing its obligations under the Agreement, the Advisor is subject to the supervision of and policies established by the Company's Board of Directors.

   The Advisory Agreement is for a stated term which expired
December 31, 1996, and is currently cancelable without cause on 90 days notice and by the Company for cause at any time.

   For its services under the Advisory Agreement, the Advisor is entitled to annual compensation of $1,625,000 payable in monthly installments of $135,417. Salaries or bonuses paid by the Company to its executive officers are credited against these installments. From 1993 and later years in which Per Share Funds From Operations of the Company exceed Per Common Share Funds From Operations during 1992, the $1,625,000 annual compensation increases by the same percentage that Per Common Share Funds From Operations in such later years exceed those in 1992. $2,985,000 was earned in 1999. The Advisory Agreement conditions payment of such annual compensation in any year upon the Company's having funds from operations in such year sufficient to enable the Company to pay from funds from operations annual dividends of at least $2.00 per share. Unpaid compensation will accrue together with interest at Prime + 2 percentage points to be paid in later years to the extent that funds from operations exceed the dividend requirements. All payments are current.

Comparison of Cumulative Total Return

   Since the Company's creation in October, 1991, the Company's cumulative total return as compared with the S & P 500 Index and all other publicly traded real estate investment companies
(NAREIT Hybrid) is as shown in the graph on the last page of this proxy statement.


                          PROPOSAL II

                RATIFICATION OF APPOINTMENT OF AND
         RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   The Company has selected Arthur Andersen LLP as its independent auditor for fiscal year ending December 31, 2000. Although a stockholder vote is not required, the Board would like the approval of stockholders for this appointment. Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 1999.
   If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

   Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                       "FOR" PROPOSAL II.

                     STOCKHOLDER PROPOSALS

   October 1, 2000, is the date by which proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                     EXPENSES OF SOLICITATION

   The total cost of this solicitation will be borne by the Company. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

                         OTHER MATTERS

   The Board of Directors knows of no other business to be presented at the Meeting, but if other matters properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.


                            s/Richard F. LaRoche, Jr.
                            Richard F. LaRoche, Jr., Secretary

March 31, 2000
Murfreesboro, Tennessee



                 NATIONAL HEALTH INVESTORS, INC.

              COMPARISON OF CUMULATIVE TOTAL RETURN*

               1994    1995    1996    1997    1998    1999
-----------------------------------------------------------
NHI             100   138.9   172.8   206.3   132.9    89.8
S & P 500       100   137.4   168.9   225.4   289.8   350.7
NAREIT-Hybrid   100   123.0   159.1   176.2   116.2    74.5

* Assumes $100 invested 12/31/94 in NHI, S&P 500 and NAREIT-Hybrid